Exhibit 14

The Company's Code of Conduct for associates will be replaced on March 31, 2004 with the following document:

UNITED RETAIL GROUP, INC.

CODE OF BUSINESS ETHICS

(effective March 31, 2004)

I. Overview

The good reputation of United Retail Group, Inc. and its subsidiaries (the "Company") is a fragile thing. It must be earned time and again on a continuing basis by doing business honestly and legally.

Although we recognize that the world is composed of many different cultures and value systems, there are certain standards of business ethics by which we at the Company live and work. Since specific standards of business ethics may sometimes be difficult to apply in every situation, an understanding of the philosophy behind these standards is essential. The philosophy of the Company—upon which its ethical standards are based—is outlined below.

  We work hard and treat others with respect
  We earn an honest profit by providing the right products and services to our customers.
  We act responsibly and in a manner that reflects favorably on the Company.
  We observe applicable laws and regulations.
  We require honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, on the part of ourselves and our fellow associates.
  We are committed to full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and other documents filed with, or furnished to, the Securities and Exchange Commission ("Commission") and in all other public releases of Company financial information.

In summary, the above philosophy and the following ethical standards and conflicts of interest standards are the foundation of the Company’s corporate “conscience”.

All associates, including the Company’s Chief Executive Officer, Chief Administrative Officer and Chief Accounting Officer (together, “senior officers”), are subject to this Code of Business Ethics when conducting Company business anywhere in the world. It sets forth general norms for all associates and some additional rules to guide senior officers in their performance of their particular duties.

The Ethical Standards contained in this Code of Business Ethics do not apply to associates’ personal activities after work but the Conflicts of Interest Standards apply to all their activities.

The leadership responsibilities of management include creating a corporate culture of commitment to business ethics and legal compliance, as well as a work environment that encourages associates to raise concerns about these subjects.

II. Ethical Standards

      (A) Legal Compliance

Associates will observe applicable laws and regulations of the jurisdictions in which Company business activities are conducted, as well as the NASDAQ Stock Market rules. No funds or other assets of the Company shall be used, directly or indirectly, for any unlawful purpose. Associates will report any suspected violations by other associates in accordance with the Reporting Responsibilities contained in Section IV(A) of this Code of Business Ethics.

      (B) Financial Disclosures

Senior officers will make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and other documents filed with, or furnished to, the Commission and in all other public releases of Company financial information.

Other associates will support the senior officers by making timely and accurate entries on the Company’s books and records and by complying with the Company’s internal controls over financial reporting. If requested, they will cooperate with internal audits and with the annual audit of the Company’s financial statements. (Internal audits and financial statement audits are standard business practices and are not a reflection on the business ethics of any associate involved in the audits.)

      (C) Harassment

The Company will not tolerate harassment of associates by fellow associates, by employees of vendors or by customers. This includes any demeaning, insulting, embarrassing or intimidating behavior related to race, national origin, ancestry, color, creed, religion, sex, sexual preferences, marital status, veteran status, age, pregnancy, or disability. The Company specifically bans unwelcome sexual advances, physical contact and sexually oriented gestures, as well as the display or circulation of pornographic pictures, cartoons, or other materials. It also prohibits retaliation against any associate who complains about sexual harassment.

      (D) Nondiscrimination

No associate will discriminate against another person on the basis of race, national origin, ancestry, color, creed, religion, sex, sexual preference, marital status or veteran status or against another adult on the basis of age. Associates will make reasonable accommodations for others’ pregnancy and disabilities.

      (E) Corrupt Practices

Associates will not, directly or indirectly, bribe any employee of any vendor or any official of any government, political party or labor union.

Associates will not use Company resources to, and will not, make or solicit any contribution to any political party or candidate for political office or otherwise participate in any political campaign.

Assets shall be recorded on the Company’s books and records in accordance with generally accepted accounting practices. No unrecorded fund shall be maintained for any reason.

Associates will not make any entry in the Company’s books and records to mislead senior officers or the Company’s auditors.

      (F) Gift Giving

Gifts are not to be used as consideration for business favors to the Company. However, gifts may be given to employees of vendors in keeping with conventional practices of the industry, such as expressions of gratitude for extraordinary efforts on the Company’s behalf. Also, senior officers may make or approve ceremonial presentations to supplier organizations at a cost in accordance with local customs.

In some overseas areas, travelers can often obtain routine administrative action or procedural assistance from low level administrative or clerical government employees in a timely manner only through the payment of token gratuities or expediting payments ($100.00 or less per traveler). Although these payments are openly permitted by local authorities or accepted by local customs, their formal status under local law is often unclear. Such payments may be made provided that the governmental action or assistance requested is clearly routine and appropriate, that the expected payments are customary in the country involved, and that no reasonable alternative exists to avoid undue delay. Every effort should be made to minimize expediting payments when traveling abroad.

      (G) Transshipment

Transshipment is the illegal practice of falsely documenting the country of origin of merchandise entered into the United States, usually in order to evade quota restraints of the country of actual production. Transshipped merchandise itself is illegally marked with the false country of origin. Associates will not condone transshipment.

      (H) Labor Compliance by Vendors

        Associates will not condone the use by vendors of child labor, prison labor or slave labor.

      (I) Drugs and Alcohol

        Associates will not possess illegal drugs or work under the influence of alcohol or illegal drugs.

III. Conflicts of Interest Standards

      (A) General

Associates will avoid situations in which their personal interests may conflict or appear to conflict with the interests of the Company.

Business judgment in dealing with third parties in the name of the Company must never be influenced by the personal interest of an associate, or a member of his or her immediate family (spouse, spousal equivalent, mother, father, grandmother, grandfather, brother, sister, son or daughter, whether the relationship exists by blood, adoption or marriage). All decisions must be made with the Company’s best interests as the sole determining factor.

An associate who turns down a business opportunity available to the Company will not subsequently pursue the business opportunity personally.

        Associates will not compete with the Company.

Moreover, associates will not take any salary or other compensation, make any investment, accept any benefits or gifts, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest. The preceding sentence applies, as well, to any members of the immediate family who are living with an associate and applies to action that takes place after March 31, 2004 and to action that began earlier but continued afterwards.

If any doubt exists, the facts should be discussed in advance with the Company’s General Counsel/Secretary, so an assessment of potential conflicts of interest can be made.

      (B) Relationships With Vendors and Other Associates

A possible conflict of interest exists whenever an associate, or a member of his or her immediate family, has any interest, direct or indirect, in any transaction involving the Company. If any associate, or member of his or her immediate family, works for (full time, part time or as a consultant), invests in, is a supplier to, or is a customer of, any vendor of the Company or any bidder for Company contracts, the business relationship will be disclosed to the Company’s General Counsel/Secretary, so an assessment of potential conflicts of interest can be made. Such relationships that began after March 31, 2004 and those that began earlier but continued afterwards will be disclosed. However, it will not be necessary to disclose that an associate is a customer of a Company vendor on terms and conditions generally available to the public or that an associate holds shares of publicly traded stock in another company. For example, it will not be necessary to disclose that an associate purchases stationery at retail prices for residential use from an office supplies vendor used by the Company.

An associate will not prepare the annual performance rating of another associate who is a member of his or her immediate family. If any member of the immediate family of an associate other than a sales associate is also in the Company’s employ, the associates will disclose the family relationship to the Company’s General Counsel/Secretary, so an assessment of potential conflicts of interest can be made. Such relationships that began after March 31, 2004 and those that began earlier but continued afterwards will be disclosed.

      (C) Receiving Gifts

Associates will not solicit or accept gifts or loans from vendors or Company subordinates except (i) infrequent gifts of token value (less than $25.00), (ii) consumables shared with nearby coworkers, such as a basket of fruits and candies, or a floral display, that is placed in a public area for everyone’s benefit and (iii) gifts or loans from members of the associate’s immediate family. Other unsolicited gifts and loans delivered to an associate should be returned to the sender politely. Donations to a public charity with which an associate is connected, however, will not violate this Code Of Business Ethics.

      (D) Entertainment

No entertainment of an associate, or a member of his or her immediate family, will be accepted by courtesy of a vendor. Examples of impermissible entertainment are greens fees on a golf course, tickets to theaters and sports events and stays at hotels. This prohibition does not extend to an infrequent, ordinary business lunch or dinner in keeping with conventional practices of the industry or more formal receptions abroad in accordance with local customs. Business meals accepted from vendors should be reciprocated when practicable.

Whenever questions arise about the propriety of accepting an invitation, prior approval of a supervisor should be obtained. If prior approval is impractical, discretion should be exercised and disclosure to a supervisor should be made promptly afterwards.

Senior officers should entertain vendors at Company expense for business purposes rather than letting vendors pay, whenever it is possible without giving offense.

      (E) Invitations to Graft

All invitations to accept graft must be reported promptly to the associate’s immediate supervisor and, in the case of senior officers, to the Company’s General Counsel/Secretary. Non-disclosure of even a rejected proposal of graft shall be reason for serious disciplinary action.

      (F) Confidential Information

When material undisclosed information about the Company is received by an associate, the information may not be disclosed to others for their personal use and may not be used as a basis for trading in the Company’s stock.

Prices and other confidential information such as sales, expansion plans, buying plans, personnel changes and fashion information must be held internally in strict confidence until publicly released.

IV. Administration

      (A) Reporting Responsibilities

All associates, not just supervisors, will hold fellow associates to the Ethical Standards and the Conflicts of Interest Standards contained in Sections II and III of this Code of Business Ethics. If any associate becomes aware of, or suspects, a violation by any other associate that takes place or continues after March 31, 2004, he or she must immediately report that information. Violations by any senior officer should be reported to the Company’s General Counsel/Secretary using one of the methods provided in the attached Business Conduct Reporting Policy. Violations by others should be reported either to the Company’s General Counsel/Secretary or to a senior officer. No one will be subject to retaliation because of a good faith report of a suspected violation.

Each associate will ordinarily speak freely with his or her immediate supervisor about any questions regarding possible violation of this Code of Business Ethics. If an associate is uncomfortable in dealing with a supervisor, however, the matter may be discussed, instead, with the Company’s General Counsel/Secretary, telephone number 201-909-2200.

      (B) Ethical Compliance

Each associate will be held responsible for compliance with the Ethical Standards, the Conflicts of Interest Standards and the Reporting Responsibilities contained in Sections II, III and IV(A) of this Code of Business Ethics as they apply to his or her own acts or omissions and as they apply to his or her actual knowledge of the business conduct of other associates and vendors. However, no knowledge of the business conduct of subordinates will be imputed to a supervisory associate who is in fact unaware of their conduct.

Violations of this Code of Business Ethics (including reckless omissions) may result in disciplinary action up to and including discharge. If any violations appear to constitute a crime, the violations will be reported to the appropriate authorities by the Company.

V. Miscellaneous

      (A) Publication of Code of Business Ethics

Each associate will be given a copy of this Code of Business Ethics to read. The Company will post the current version of this Code of Business Ethics on its website, www.unitedretail.com. A copy may be obtained free of charge upon request to the Company’s General Counsel/Secretary at 365 West Passaic Street, Rochelle Park, New Jersey 07662 or kcarroll@unitedretail.com.

      (B) Prospective Waivers of Code of Business Ethics

In unusual circumstances, an associate may apply for a prospective waiver of this Code of Business Ethics. He or she must make full disclosure of the circumstances to the Company’s General Counsel/Secretary. Any waiver granted to a senior officer will be disclosed in the next periodic report filed with the Commission or as otherwise required by law. Any waiver granted will include appropriate controls to protect the Company’s interests.

      (C) Advice of Counsel

Associates may apply to the Company’s General Counsel/Secretary for a determination regarding the applicability of this Code of Business Ethics to a proposed course of action or anticipated state of facts. A favorable determination of the Company’s General Counsel/Secretary shall be a defense against any disciplinary action based on the facts assumed in his determination letter.

      (D) No Rights Created

This Code of Business Ethics is a statement of certain fundamental principles, standards and procedures that govern the Company’s associates in the conduct of Company business. It is not intended to, and does not, create any rights in any associate, customer, vendor, competitor, shareholder or any other person or entity, other than the rights arising from the Company’s policy against retaliation because of a good faith report of a suspected violation. It is not a comprehensive statement of the Company’s policies that associates are bound to observe.

      (E) Effective Date

This Code of Business Ethics applies to acts or omissions by an associate that take place or continue after the associate is given a copy to read.

      COMMITMENT TO

CODE OF BUSINESS ETHICS

      OF

      UNITED RETAIL GROUP, INC.

        I acknowledge receipt of the Code of Business Ethics of United Retail Group, Inc., effective on March 31, 2004 (the “Code”), and agree to abide by it and to hold other associates and Company vendors to it. I also acknowledge receipt of the Business Conduct Reporting Policy.

        Further, I certify that I reported in accordance with the provisions of Section IV(A) of the Code any violation of the Code by any associate that took place after March 31, 2004 or that began earlier and continued afterwards or, in the case of my own acts or omissions, that took place after the date inserted below or that began earlier and continued afterwards.

        I understand that violations of the Code, including failures to report violations of the Code, may result in disciplinary action up to discharge.

Dated: ____________________	____________________ (Please sign your name)
____________________ (Please print your name)
____________________ (Please print your job title)

APPENDIX “A”

BUSINESS CONDUCT REPORTING POLICY

United Retail Group, Inc. and its subsidiaries (the “Company”) is committed to compliance, among other things, with applicable laws, rules and regulations, accounting standards and internal controls for financial reporting. It is the responsibility of each associate to promptly report violations and suspected violations. In order to facilitate such reports, the following procedures have been established for the receipt, retention and treatment of reports received by the Company, and the confidential, anonymous submission by associates of reports.

The Office of the General Counsel/Secretary

Reports by associates may be made anonymously to the Company’s General Counsel/Secretary by telephone at 201-909-2200, by mail to United Retail Group, Inc., Secretary, 365 West Passaic Street, Rochelle Park, NJ 07662 and by e-mail to kcarroll@unitedretail.com.

The Hotline

The Company has a 24-hour Hotline, 1-866-345-8355, which you can use to make reports. You have the option to report to the Hotline anonymously. Messages are retrieved and handled each business day.

Other Company Officials

Associates can also make reports to their immediate supervisor or any other Company officer. Any Company official receiving such a report has the responsibility promptly to forward it to the Company’s General Counsel/Secretary at the address set forth above.

Confidentiality

Providing your name allows the Company to contact you if necessary during any investigation. To the extent possible, the Company will maintain in confidence the identity of those individuals who provide their names when reporting. However, their identities may be revealed during any investigation.

Protection Against Reprisals

No one will be subject to retaliation because of a good faith report of a complaint. The Company will not discriminate against associates for making good faith reports in any of the terms and conditions of their employment, including but not limited to job assignment, promotion, compensation, training, discipline and termination. Any suspected acts of retaliation should be reported immediately to the General Counsel/Secretary or the Company Hotline.

Treatment of Reports and Retention of Records

The General Counsel/Secretary will send summaries of conversations, and will forward copies of written communications and transcripts of voice mail messages, containing reports to the Chairman of the Board of Directors and the Chairman of the Audit Committee, as appropriate. The General Counsel/Secretary will provide periodic reports to both Chairmen. The General Counsel/Secretary will retain copies of all complaints, investigative reports, summaries of reports and other records relating to complaints in accordance with the Company’s records retention policy.

No Rights Created

This Policy is a statement of certain policies and procedures. It is not intended to, and does not, create any rights in any client, supplier, competitor or shareholder or in any associate except with respect to rights arising from the Company’s policy against retaliation because of a good faith report.